Exhibit 99.1

FOR RELEASE	Contacts:
	(Analysts) Kevin Kalicak	(407) 245-5870
	(Media) Rich Jeffers	(407) 245-4189

DARDEN NAMES JEFFREY DAVIS CHIEF FINANCIAL OFFICER

ORLANDO, Fla. (July 8, 2015) - Darden Restaurants, Inc. (NYSE: DRI) today announced the appointment of Jeffrey Davis as its Senior Vice President and Chief Financial Officer, effective July 16, 2015. In this role, Davis assumes responsibility for the financial functions of the company, including finance and accounting, corporate reporting, corporate tax, treasury and investor relations, as well as internal audit, supply chain, and real estate and development. He will report to Darden CEO Gene Lee.

Most recently, Davis served as Executive Vice President and Chief Financial Officer for the Walmart U.S. segment of Walmart Stores, Inc. He joined Walmart in 2006 as Vice President of Finance for the Walmart U.S. specialty division. He held additional roles of increasing importance, including Executive Vice President and Treasurer for Walmart Stores, Inc., prior to assuming the top financial post in Walmart’s largest business segment. Prior to joining Walmart, Davis was CFO for Lakeland Tours, LLC, CFO for McKesson General Medical, and he held financial leadership positions at the Hillman Co, a private investment holding company. Davis also spent four years at KPMG Peat Marwick providing audit services.

“Jeff is an operationally-focused CFO with a track record of helping businesses thrive,” said Gene Lee. “His wide-ranging experience and leadership style is a perfect fit for our organization. We are thrilled to have Jeff join our senior leadership team at Darden.”

Davis will succeed Brad Richmond, who will be moving into an advisory role to assist with the transition. As previously announced, Richmond will be leaving Darden at the end of the month after 32 years of service.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.